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                                                                   Exhibit 10.5



January 6, 1997



Mr. Douglas Woolridge
2264 Constance Drive
Oakville, Ontario
L6J 6G4

Dear Doug:

We have reviewed the offer of employment entered into the 29th day of September, 1997 between yourself and Transformation Processing Inc.

This letter will serve to confirm that all elements of the agreement be set aside with the exception of the cash component which will remain at $7,000 calculated on a monthly basis.

Thus, the offer letter dated September 29, 1997 is considered null and void.


Sincerely,
TRANSFORMATION PROCESSING INC.



John McGee
Vice President/Chief Financial Officer

Acknowledged and agreed this 9th day of January, 1998.

/s/ Douglas Woolridge
_____________________
Douglas Woolridge


                         TRANSFORMATION PROCESSING INC.
      2121 Argentia Road, Suite 200, Mississauga, Ontario, Canada L5N 2X4
                Telephone: 905 812 7907  Facsimile: 905 812 7920


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Mr. Doug Woolridge
2264 Constance Drive
Oakville, Ontario
L6J 6G4

                                                              September 29, 1997

Dear Doug:

This letter will finalize our agreement in terms of the details of your participation as TPI's President and Chief Operating Officer.

You will be on a management consulting contract commencing September 10, 1997 until December 10, 1997. On a go-forward basis when revenue targets are met, you will become TPI's full-time President and COO, as an employee.

1. For the initial 90-day period commencing September 11, 1997 to December 11, 1997, you will be compensated at a rate of $12,000.00 per month. Seven thousand in cash and the remaining 5,000 in shares.

2. In securing in excess of $1.0 million U.S. in revenue within the first 90 days, you will be compensated with 150,000 stock option shares of TPI at $0.50/share.

3. Should you attain a revenue target of $5.0 million U.S. by the end of Fiscal Year 1997 (July 31, 1998), you will be compensated with an additional 250,000 control block common shares.

4. Should you attain a revenue target in excess of $5.0 million U.S. by the end of Fiscal 1997, you will be compensated with an additional 50,000 control block common shares for each additional $1.0 million U.S. of revenue.

5. Past 90 days from commencement of your assignment, your basic salary will be moved to $12,000.00/month or $144,000.00 per annum.

6. By November 1, 1997, you will develop an overall product development plan with vertical expansion recommendations that will be presented to the Board for approval.

Doug, I feel this is a great starting point for us both and I look forward to a mutually beneficial and successful relationship with TPI.

By virtue of our signatures on this letter, these terms and conditions will be binding.

/s/ Paul G. Mighton                           /s/ Doug Woolridge
-----------------------------------          -----------------------------------
  Paul G. Mighton, Chairman & CEO              Doug Woolridge

  September 29, 1997                           September 29, 1997
-----------------------------------          -----------------------------------
  Date                                         Date